Exhibit 99.2
TELULAR CORPORATION, #4284142
TELULAR CORPORATION 2ND QUARTER 2010 EARNINGS
CONFERENCE CALL
April 29, 2010, 4:30 PM ET
Chairperson: Joe Beatty (Mgmt.)
Operator:	Good afternoon, ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss operating results for the second quarter ended March 31st, 2010. By now everyone should have received a copy of the company’s press release sent out this afternoon. If you need a copy of the press release, please contact the Blueshirt Group at 212-551-1453.

On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer.

Before we begin I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results and performances to differ materially from what is implied by these forward-looking statements. Please refer to the company’s 10-K and other periodic filings with the SEC for a discussion of these factors. At this point I’d like to turn the call over to Mr. Joe Beatty.

Joe Beatty:	Thanks, Brinlea. Good afternoon, everyone. We delivered a good second quarter, consistent with our revised Telguard unit sales guidance. The ongoing trend towards cellular only in American households is driving the overall penetration of cellular in the security space, and we stand out as a leading provider for the industry. We have an impressive subscriber base of over half a million and are delivering continued strong growth of our recurring service revenue. During the quarter we demonstrated strong operational efficiency and increased net income over the prior year period. Looking ahead, we remain focused on adding more dealers to our customer base and looking for opportunities to increase our market share. I’ll go into more detail later on in the call. For now I’m going to turn the call over to Jonathan Charak, our CFO, to review the first quarter financials.

Jonathan Charak:	Thank you, Joe. Good afternoon. For the second quarter of 2010 Telular reported revenue of $11.4 million, down from $11.8 million in the prior year period. The company posted profitability with net income of 317,000 or $0.02 per share as compared to 298,000 or $0.02 per share in the prior year period. In the second quarter of 2010 net income before non-cash items increased to $962,000 as compared to $913,000 in the prior year period. Net income before non-cash items is a non-GAAP measure, which adds back depreciation, amortization, and stock-based compensation expense to net income. We use this measure internally to assess our ability to generate cash from operating a business.

Second quarter Telguard products and service revenues increased 12% over last year to $10 million. Recurring service revenue, which includes Telguard and TankLink service revenue, grew sequentially from $6.5 million to $6.8 million. In the second quarter Telguard service revenue was $6.4 million and Telguard product sales were $3.6 million.

We reached the mid range of our revised guidance and sold approximately 26,500 Telguard units this quarter. During the quarter we activated over 33,000 new subscribers and entered the period with approximately 558,000 Telguard subscribers. The churn rate for the trailing 12 month period was 4%. We will be reporting churn on a trailing 12 month basis going forward. We remain comfortable with the range of 12,000 to 20,000 new Telguard units sold per quarter for the third and fourth fiscal quarters of 2010.

The average selling price for Telguard hardware units sold in the second quarter remained flat sequentially at $134. Telguard service average revenue per unit or ARPU also remained flat sequentially at $3.94 per month in the second quarter of 2010. For TankLink we now have the total of approximately 17,000 monitored tanks and the TankLink service ARPU was $6.72 for the second quarter of 2010.

Turning to operations, we are doing a good job of controlling costs and realizing operational efficiencies. Operating expenses were flat sequentially at $4.4 million for the second quarter. The balance sheet remains very strong with cash increasing to $23.8 million and no debt.

Now I’d like to turn the call back to Joe to go into a more detailed discussion of our business and our longer term growth plans.

Joe Beatty:	Thanks, Jonathan. Telular reported a solid second quarter while our overall revenue growth was impacted by lower Telguard unit sales. The growth of our recurring service revenue continued as our subscriber base increased. During the quarter we carefully managed operating expenses, generated profits, and maintained a strong balance sheet. As most of you know, during the second quarter we had to update our guidance on our Telguard unit sales as a direct result of a change in pricing terms within agreements between ADT and its network of authorized dealers. While we are disappointed by these events we feel confident in our efforts to replace the recently lost Telguard unit growth over time and we believe the existing base of subscribers is very secure.

We have increased our efforts to add more dealers to our already extensive Telguard dealer base, and are working to increase overall penetration within our existing customer base. I’m very proud of our Telguard portfolio of products. Telguard’s time tested quality and superior service record give us a strong reputation in the market. In addition, we’re working on several enhancements to our Telguard offering that will debut throughout 2010. For example, this quarter we announced the latest addition to the Telguard residential communicator product line, the TG-1 Express. The TG-1 Express is compatible with nearly every security panel and has features in the areas of size, power draw, and ease of installation, which should entice independent security dealers to standardize on it versus the competition. We believe the TG-1 Express will have a meaningful impact on the future growth of our subscriber base.

Looking at our other businesses, we continue to expand our TankLink solutions by signing strategic agreements with new customers. While these roll-outs take time we are beginning to see the fruits of our refocused sales effort and are attracting new customers of size and scale. Our partnership with Telefónica in Mexico is on track, and over time we expect to expand the propane monitoring solution to other Latin American countries.

Finally, I’m pleased to announce that our Board of Directors has authorized additional stock repurchases of up to $5 million. This represents an increase from approximately $1.2 million that was remaining on a previously approved stock buy-back program. We continue to believe that the repurchase of shares can be a prudent use of the company’s cash and we expect to repurchase shares opportunistically.
In conclusion, I’m pleased with our performance this quarter as we face a tough customer situation and subsequently re-energize our efforts to sign new dealers and diversify our revenue streams. We have a solid, growing subscriber base and continue to look for ways to expand our market opportunities. We remain committed to sustaining profitability, maximizing shareholder value, and growing our presence in the machine-to-machine wireless space.

With that I’d like to turn it over to the operator to coordinate any questions that you might have.

Operator:	Thank you, sir. We will now begin the question-and-answer session. As a reminder, if you have a question please press star followed by the one on your touch-tone phone. If you’d like to withdraw your question please press star followed by the two. And if you’re using speaker equipment you will need to lift the handset before making your selection. One moment please. And once again, to ask a question, please press star, one at this time. One moment please. And management, there are no questions in queue at this time.

Joe Beatty:	Well, that’s great. We appreciate the attention for those who were able to make the call today, and I think as I said in the prepared remarks, we feel comfortable that we adapted very well to the situation last quarter. We’re looking forward to the growth that we see ahead in Telguard with more cellular only households driving business in our direction. Thanks for your time, and we’ll look forward to talking to you again soon.

Operator:	Ladies and gentlemen, this concludes the Telular Corporation Second Quarter 2010 Earnings Conference Call. Thank you for your participation. You may now disconnect.
END